EXHIBIT 99.1

FINISH LINE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE THE HANG UP SHOPPES, INC.

INDIANAPOLIS, January 7, 2005 — The Finish Line, Inc. (Nasdaq: FINL) announced today that it has signed a definitive agreement to acquire, for $12 million in cash plus a potential earnout of up to a maximum of $6 million in cash, all of the outstanding capital stock of The Hang Up Shoppes, Inc., which does business under the trade name Man Alive and is a mall based hip-hop fashion retailer offering men’s and ladies’ name brand fashions from the industry’s leading designers. It is anticipated that Man Alive will achieve sales of approximately $30 million for the fiscal year ending January 29, 2005. The Finish Line believes that if the transaction is consummated it will be slightly accretive to diluted earnings per share for Finish Line’s fiscal year ending February 25, 2006.

The transaction has been approved by the Board of Directors of The Finish Line, Inc and by the Board of Directors and all of the stockholders of The Hang Up Shoppes. The transaction, which is subject to customary conditions, is expected to close by the end of January 2005.

Mr. Alan H. Cohen, Finish Line’s Chairman and Chief Executive Officer, stated, “We are very pleased to bring these two organizations together. It is clear to us that Man Alive has a proven store model and we are convinced that there should be a tremendous fit with our organization from a strategic, cultural and operational viewpoint. Our strong balance sheet and superior access to capital, as well as our operational and marketing expertise, combined with Man Alive’s strong merchandise philosophy and highly compelling opportunity for store expansion, should provide enhanced value for our stockholders.”

Headquartered in Indianapolis, Indiana, The Hang Up Shoppes, Inc operates 38 mall-based stores under the Man Alive name in Georgia, Illinois, Indiana, Kentucky, Maryland, Michigan, Missouri, Ohio and Virginia. Man Alive’s core product selection consists of men’s and ladies’ apparel, shoes and accessories and includes hip-hop and rap-inspired brands and fashions from name brand designers.

Man Alive was founded by Barbara and Mandell Bublick in 1969 in Benton Harbor, Michigan. Today their sons, Jeff, Ben and Dan, are executive officers of the business. Jeff Bublick, The Hang Up Shoppes’ President, is expected to continue his leadership of The Hang Up Shoppes following the close of the transaction and Ben Bublick and Dan Bublick are expected to remain in their roles of Vice President – Merchandise and Vice President – Store Operations. Barbara and Mandell are expected to continue with the company in a consultant capacity. Jeff Bublick stated, “We are proud of what we have achieved with Man Alive. We believe the combination with The Finish Line will enhance our ability to execute our growth plans. We have tremendous respect for The Finish Line and have been impressed with their continued profitable growth in a highly competitive industry over the past 28 years. We look forward to this new affiliation and being able to take advantage of the opportunities that lie ahead of us.”

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results, including statements regarding accretion of diluted earnings per share, may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; The Finish Line’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for The Finish Line’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in The Finish Line’s Securities and Exchange Commission filings. Factors relating to The Hang Up Shoppes’ performance that could cause results to differ materially include, without limitation, The Finish Line’s ability to consummate The Hang Up Shoppes acquisition, including its ability to satisfy conditions to closing, changes from estimated values of intangible assets associated with the acquisition, The Finish Line’s ability to realize expected efficiencies and synergies in The Hang Up Shoppes’ business, and The Finish Line’s ability to open new Man Alive stores in a timely fashion and at acceptable expense levels. The Finish Line undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of athletic footwear, apparel and accessories for men, women and children. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 597 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

Investor Relations Contact:

Kevin S. Wampler, 317-899-1022, extension 6914

Executive Vice President – CFO

The Finish Line, Inc., Indianapolis

Media Requests Contact:

Elise Hasbrook, 317-899-1022, extension 6827

Corporate Communications Manager